EXHIBIT 21

SUBSIDIARIES OF ZIMMER HOLDINGS, INC.

Name	Jurisdiction
Zimmer, Inc.	Delaware
Zimmer US, Inc.	Delaware
Centerpulse Orthopedics Inc.	Delaware
Centerpulse USA Holding Co.	Delaware
Centerpulse Spine-Tech Inc.	Delaware
Zimmer Luxembourg Sarl	Luxembourg
ZIM Holding GmbH	Switzerland
SAICP AG (f/k/a/ InCentive Capital AG)	Switzerland